HENKEL

KOMMANDITGESELLSCHAFT AUF AKTIEN

The Clorox Company

1221 Broadway

Oakland, California 94612                                                              POSTFACH 100

                                                                                                                                                D-4000 DUSSELDORF 1

                                                                                                                                                June 18, 1981

Dear Sirs:

As you know from our recent discussions, we desire to have a solidly based, long-term participation in The Clorox Company and to establish a basis for future consideration between our companies that would continue to be fully compatible with the independence of Clorox.  It is an important corporate goal of ours that Clorox be operated by strong and competent management personnel, under the direction of the Clorox Board of Directors, so as to maximize profitability and growth in every appropriate manner, including by acquisition.  This letter is based on such desires and goals, on our record of mutual cooperation over the last six years, and on the new spirit of cooperation that has emerged from our recent discussions.

1.  We view our role in Clorox as that of a significant minority shareholder in a prospering independent company, vitally interested in all aspects of its progress and welfare, and fully supportive of its effective development.  We believe our common interests will be best served by our continuing our previous policy of not taking an active role in the management of Clorox.  For example, we do not intend to request that officers of Clorox report to us or our representatives.

2.  Effective on the date hereof, Stefan Schulz-Dornburg and Ursula Fairchild will be considered by us and by Clorox to be serving on the Board as our representatives.  We are currently satisfied with this arrangement, although we reserve the right in the future to seek additional representation consistent with the number of seats on the Board, the size of our shareholdings (relative to the number of shares of Clorox common stock then outstanding) and other circumstances then obtaining.  We understand that you agree to use your best efforts to assure us appropriate representation on committees of the Board.

3. We understand that Clorox agrees to keep us fully advised with respect to all matters of corporate policy, and all proposed transactions that would materially affect our relationship with Clorox, and not to undertake any such transaction or implement any such policy unless:  we have been given reasonable opportunity and a reasonable period of time to comment thereon, and if we so desire, to make a presentation concerning the merits thereof to the Clorox management or Board of Directors, as may be appropriate; Clorox has carefully considered and discussed with us such comments and presentation (if any); and in the event that we are in disagreement with such transaction and or policy, Clorox and/or its advisors have used their best efforts to convince us of the merits of such transaction or policy; it being understood of course that whether and when Clorox shall undertake any such transaction or implement any such policy shall be in the sole discretion of the Board of Directors of Clorox based solely on the interests of Clorox shareholders generally.

4.  In the same spirit of cooperation evidenced by paragraph 3 above, (a) our intention is to keep our investment in Clorox under or at 25 % of Clorox’s issued common stock; (b) we consider our investment in Clorox to be long-term and therefore have no intention to sell our shares of Clorox common stock; and (c) we agree (i) not to effect a private sale of any shares of Clorox common stock, and (ii) not to purchase shares of Clorox common stock if such purchase would result in our owning in excess of 25 % of the issued common stock of Clorox, unless, in either case:  we have disclosed to Clorox that we are considering such a transaction; we have given Clorox a reasonable opportunity and a reasonable period of time to comment thereon (including, in the case of a proposed sale by us, the opportunity to purchase the shares of Clorox common stock proposed to be sold, since we believe that under presently foreseeable circumstances we would prefer to sell to Clorox or to a Clorox designee that to another person) and, if Clorox so desires, to make a presentation concerning the merits thereof to appropriate Henkel representatives; and we have carefully considered and discussed with Clorox such comments and presentation (if any); it being of course understood that whether and when we shall effect such proposed transaction shall be in our sole discretion based solely on the interests of our shareholders.

5.  We intend, and we understand that Clorox intends, to seek opportunities (even to a greater degree than heretofore) with respect to which our companies can work together beyond the technical area, perhaps including significant joint corporate acquisitions.  Henkel stands ready to add financial strength to Clorox when appropriate for both companies and meaningful for the future development of the Clorox business.

6.  We propose to intensify the cooperation under the Henkel/Clorox research and development agreement dated as of July 31, 1974 on such terms and conditions as may be mutually acceptable.  In any case, we agree to terminate the existing minimum royalty provision of that agreement as it relates to any additional advance royalty commitments.

We are confident that the cooperation between Henkel and Clorox will continue to prove mutually beneficial and that continuing contact between us (which we are dedicated to maintain) will ensure the attainment of our joint goals.  Upon your acceptance hereof, this letter shall supersede and replace the existing agreements between you and us reflected in our letter agreement of July 31, 1974 as amended, except with respect to the provisions of Section 4 of the letter agreement of July 31, 1974 (which shall remain in effect).

Very truly yours,
HENKEL KGaA

By: /s/ Dr. Konrad Henkel		/s/ Dr. Helmut Sihler
Dr. Konrad Henkel		Dr. Helmut Sihler

The undersigned accept and agree to the foregoing.

THE CLOROX COMPANY

By: /s/ Robert B. Shetterly		/s/ Calvin S. Hatch
Robert B. Shetterly		Calvin S. Hatch